Exhibit 99.1

Salamon Group Board of Directors Announces the Nomination of New Director

LAS VEGAS, February 1, 2011 (GlobeNewswire via COMTEX) -- Sass M. Peress was appointed as a director of Salamon Group, Inc. (OTCBB:SLMU) (the "Company") by the Company's Board of Directors.

Mr. Peress began his history in the solar industry in 1988, founding ICP Solar. In 1994, his automotive background permitted him to launch the first successful range of solar chargers for automobiles and recreational vehicles in partnership with major retailers worldwide. In 1996, he was amongst the first in the solar industry to use the internet to promote a range of solar powered solutions for everyday living. With his scientific background and manufacturing experience, his involvement at Sunlogics will include the develoment of an intellectual property strategy for off-grid and grid-tie solar charging products. In addition to assuming the duties as director, his understanding of global community engagement through the internet, together with how renewable energy can be used to truly drive disruptive lifestyle changes for our planet will be key in his responsibilities as VP Consumer Products at Sunlogics Inc.Mr. Peress graduated with Honors from Concordia University’s MBA International Business Program in Montreal, Canada.

The appointment is not yet effective and is subject to all requisite actions, including the filing of an Information Statement Pursuant to Section 14(f) of the Securities Exchange Act of 1934 and Rule 14f-1 thereunder.

About Salamon Group Inc.

Salamon Group Inc. is a publicly traded independent "green" energy company with headquarters and operations in Modesto, California and an office in Kelowna, BC, Canada. The Company has recently enhanced its business model to include the funding of solar power generating plants, with particular emphasis on the General Motors solar energy projects to be constructed by Sunlogics Inc., in addition to Sunlogics Inc. future solar rooftop and ground mount installations in Ontario, Canada.

This release may contain forward--looking statements. Often, but not always, forward-looking statements can be identified by the use of words such as "expects," "plans," "estimates," "intends," "believes," "could," "might," "will" or variations of such words and phrases. Forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of Salamon Group Inc. to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of risks and uncertainties which are described under the captions "Note Regarding Forward-looking Statements" and "Key Information - Risk Factors" and elsewhere in Salamon Group Inc.'s Annual Report for the fiscal year ended December 31, 2009 as filed on EDGAR at www.sec.gov. The risk factors identified in Salamon Group Inc. Annual Report are not intended to represent a complete list of factors that could affect Salamon Group Inc. Accordingly, readers should not place undue reliance on forward-looking statements. Salamon Group Inc. does not assume any obligation to update the forward--looking information contained in this press release.

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SOURCE: Salamon Group Inc.

By Staff

CONTACT: Salamon Group Inc.
                      Michael Matvieshen, CEO
                      778--753--5675
                      invest@sunlogics.com